Exhibit 10.5

AMARIN CORPORATION plc 2011 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This AWARD AGREEMENT (the “Agreement”) is entered into and made effective as of [                    ], 20    by and between Amarin Corporation plc (the “Company”), and [                    ] (“Participant”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Amarin Corporation plc 2011 Stock Incentive Plan (the “Plan”), which is incorporated by this reference in its entirety. The Company hereby grants to the Participant an award (this “Award”) of restricted stock units (“RSUs”) as set forth below. The Company intends that this Award shall not be considered to provide for the deferral of compensation under section 409A of the Code and that this Award Agreement shall be so administered and construed. Further, the Company may modify this Award Agreement and this Award to the extent necessary to fulfill this intent.

1.	Number of RSUs: [ ]

2.	Grant Date: [ ]

3.	Expiration Date: [ ]

4.	Date Award Vests:

[                    ]

5.	Vesting: Upon vesting of each RSU, the Participant shall be entitled to a payment equal to the Fair Market Value of one Share. The payment shall be paid to the Participant in cash, or at the sole discretion of the Committee in Shares or a combination of cash or Shares, and any such Shares may be subject to restrictions concerning their transferability and/or forfeiture as the Committee may determine.

6.	Termination: Notwithstanding anything in Section 8 of the Plan to the contrary, in the event of termination of the Participant’s Continuous Status as an Employee or Consultant, any RSUs that have not vested will lapse immediately.

7.	Dilution Protection: The Plan contains detailed provisions for adjustments in the number and price of Shares for various corporate events, such as a change in capitalization, or a corporate transaction.

8.	Withholding: The Company has the right to require payment for any withholding tax and social security contributions applicable to the vesting of the RSUs. Any withholding in the form of Shares shall not exceed the required minimum withholding amount.

9.	Stockholder Rights: The Award itself does not confer the rights of the underlying Shares which are the subject of the Award. Shareholder rights derive only from Share ownership.

10.	Contract: This Agreement and the Plan constitute the entire agreement between you and the Company with regard to the Award described herein, and may not be modified or amended except in a writing duly executed by the Participant and an executive officer of the Company.

11.	Applicable Law: The Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Code. The laws of the State of New York govern the terms and conditions of the RSUs, the Plan, and any construction or interpretation of the same.

12.	Conflict: In the event of a conflict between the provisions of this Agreement and the Plan, the Plan shall control. A copy of the Plan is available from the Company Secretary at the Company’s U.S. headquarters.

13.	Administration. The Committee will administer the Plan. The Board appoints the members of the Committee, who will remain members until removed by the Board.

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement as of the day and year first written above.

AMARIN CORPORATION plc	PARTICIPANT

By:	Signature

Name:
Title: